EXHIBIT 10.1

AMENDED AND RESTATED
MANAGEMENT SERVICES AGREEMENT

This Amended and Restated Management Services Agreement (this “Agreement”), by and between SMG Indium Resources Ltd., a Delaware corporation (the “Company”) and Specialty Metals Group Advisors LLC, a Delaware limited liability company (the “Manager”), entered into as of ______, 2010 and effective immediately upon the effectiveness of the initial public offering of the Company (the “IPO”).

AGREEMENT

In consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto mutually agree as follows:

1.	Retention of Manager.

a.
Duties of Manager.   The Company hereby retains Manager to actively assist in the management of the Company’s operations.  Manager accepts such appointment and agrees to discharge faithfully and diligently the duties set forth herein and implement the policies established by the Company’s board of directors (the “Board of Directors”), including, but not limited to, the following:

i.
Use its best efforts to negotiate, arrange, and execute for and on the Company’s behalf, through industry-standard tenders, the purchase and stockpile of 99.97% purity or better indium over a prudent period of time.  The Manager, on the Company’s behalf, may enter into long-term and or short-term supply contracts with indium suppliers;

ii.	Provide to the Board of Directors delivery and payment particulars with respect to each purchase and sale of indium;
iii.
Use best efforts to negotiate and arrange for the transportation and storage of the Company’s indium stockpile at third-party facilities located in the United States, Canada, Rotterdam and or the United Kingdom, in accordance with standard industry terms.  The Manager is not required to retain a custodian on our behalf;

iv.
Use best efforts to negotiate and arrange for indemnities or insurance on the Company’s indium stockpile, in accordance with standard industry practices by either the third-party storage facility’s insurance policy, a separately purchased insurance policy or both;

v.	Conduct limited inspections of the indium delivered to the Company regarding the 99.97% purity or better requirements, based on the following:

1.
if indium is purchased from a supplier known to be a regular indium industry supplier, the Manager will not be responsible for conducting any chemical assays or other tests designed to verify that such indium meets the 99.97% purity or better requirements as established by Regular Industry Practice.  For the purposes of this Agreement, Regular Industry Practice means purchasing, storing or selling the metal indium containing a 99.97% purity level or better, delivered in the form of Ingots, which are individually wrapped in transparent polyethylene bags having a minimum thickness of 0.004 inches;

2.
if indium is purchased from a third-party supplier that is not known to be a regular indium industry supplier, the Manager, at its discretion, may hire, at the Company’s expense, an independent lab to perform random assay tests using glow-discharge mass spectrometry (“GDMS”) to verify the purity of the indium;

vi.
At the Manager’s discretion, negotiate and arrange for the lending and/or sale of indium from the Company’s stockpile to: (1) generate cash to satisfy the Company’s operating expenses (2) facilitate the Manager’s ability to negotiate long-term and or short-term supply contracts with potential indium suppliers to acquire an indium stockpile (3) take advantage of periodic shortages in the indium market based on market conditions that the Manager deems favorable to the Company;

vii.
Arrange, negotiate and execute any additional documents regarding the acquisition, storage, insuring and disposition of indium on the Company’s behalf, including, but not limited to, corporate, title, environmental, financial documents and other material agreements regarding the acquisition, storage, insuring and disposition of indium on the Company’s behalf;

viii.
On a quarterly basis, prepare a report (the “Quarterly Report”) to be made available to the Company and the Board of Directors regarding the net market value (the “NMV”) of each share of the Company’s common stock.  NMV shall be determined by multiplying the number of kilograms of indium held by or for the Company by the last spot price for indium published by Metal Bulletin posted on Bloomberg L.P. for the month, plus cash and any other Company assets, less any and all of the Company’s outstanding payables, indebtedness and any other liabilities, divided by the total number of outstanding common shares.

ix.
Prepare, or cause to be prepared, any and all regulatory filing materials, reports to the Company’s stockholders, and other reports to the Board of Directors as may be reasonably requested from time to time; and

x.	Furnish office facilities, service and supplies and generally oversee with the Management’s staff and independent contractors, management of the Company’s business and affairs.

b.	Duties of Company.
i.
The Company shall pay all fees and expenses in accordance with the operation of the Company and services performed by the Manager pursuant to this Agreement, except where expressly assumed by the Manager.

ii.
In the event the Manager elects to purchase indium on the Company’s behalf, pursuant to long-term or short-term contracts with an indium supplier, the Company shall have funds reserved to satisfy such purchase price and shall pay such purchase price.

iii.
In the event the Manager elects to lend or sell indium on the Company’s behalf, pursuant to long-term or short-term contracts with an indium customer, the Company shall have the required amount of indium reserved to satisfy the delivery commitments pursuant to such contracts.

2.	Fees and Expenses.

a.
Management Fee.  In consideration for providing the services hereunder, the Manager shall receive from the Company, and the Company shall pay to the Manager, regardless of its ability to successfully purchase and stockpile the metal indium, a fee equal to 1/6th of 1% per month of the NMV (2% per annum).  For purposes of this Section 2, the Management Fee shall be determined by (x) multiplying the number of kilograms of indium held by the Company by the last spot price for indium published by Metal Bulletin posted on Bloomberg L.P. for the month, plus cash and any other Company assts, less any and all of the Company’s outstanding payables, indebtness and any other liabilities, (y) multiplied by 1/6th of 1%.  Such Management Fee shall be determined on the last day of each month and payable on or before the 10th day following the end of such month.

b.
Transaction Fee.  In the event the company successfully consummates any offering of the Company’s equity or debt securities in excess of $25,000,000 (excluding the IPO), then the Manager shall be entitled to a transaction fee of $200,000 for services rendered in connection with such offering.  Such transaction fee shall be payable on or before the tenth day following the consummation of the offering.

c.
Expenses.  The Company shall be responsible for the payment of any and all fees and expenses incurred by the Manager in connection with the services performed by the Manager on behalf of the Company.  Except as otherwise agreed to by the Manager, the Company will expressly assume the following expenses:

i.	brokerage and trading commissions;
ii.	all fees associated with the performance of assay testing by independent laboratories;
iii.
warehouse or storage facilities costs, transportation costs, storage and transportation insurance fees, commission fees, security services costs, and other charges arising upon the holding, purchase, lending or sale of indium or other Company assets;

iv.	office facility fees (including office rental, services and supplies);
v.	directors and officers liability and key man insurance policies;
vi.	legal and audit fees, including SEC related fees;
vii.	corporate finance offering costs;
viii.	fees payable for listings, the maintenance of listings and filings or other requirements of stock exchanges on which any of the Company’s securities are listed or quoted;
ix.
cost associated with printing and mailing financial reports and materials for Stockholders’ meetings, valuations, reporting to Stockholders, securities regulatory filings and any other purposes required by law;

x.	fees payable to any registrar and transfer agent of the common stock or other securities;
xi.	all taxes (including income, capital and sales taxes); and
xii.	all other fees and expenses related to running and operating the Company, unless specifically excluded herein.

2.
Term.  Unless earlier terminated pursuant to Section 3 below, this Agreement shall remain in effect for a term of five (5) years, or _____, 2010. This Agreement may be renewed on terms mutually acceptable to each party upon 90 days written notice prior to the expiration of such term.

3.	Termination.

a.	By Both Parties. This Agreement may be terminated by mutual consent of the parties upon 90 days written notice.

b.	By the Company For Cause. The Company may terminate this Agreement for Cause by action of the Board of Directors upon written notice to the Manager at any time. “Cause” shall mean:

i.
If any member of the Manager (x) has been convicted of, or entered into a plea of guilty or nolo contendere for a felony or other serious crime or crime involving moral turpitude, or any knowing violation of any federal or state banking, securities or tax law or regulation (y) is determined by a court of law to have committed a willful act of embezzlement, fraud or dishonesty (with respect to the Company or any of its affiliates or any of their customers or suppliers) which may adversely affect the Company’s financial, market, reputation and other interests in any material manner; or

ii.
Manager’s repeated material non-compliance or breach of this Agreement, in connection with Manager’s duties hereunder, after written notice thereof from the Board of Directors, and such material non-compliance has not been cured within 90 days after Manger’s receipt of notice thereof from the Board of Directors.

Notwithstanding the foregoing, the Manager shall not be terminated for Cause pursuant to this Section 3(b) without (i) reasonable notice to Manager setting forth the reasons for the Company’s intention to terminate for Cause, and (ii) an opportunity for Manager, together with counsel, if any, to be heard before the Board of Directors.

c.	By Manager.

i.
Manager may terminate this Agreement by written notice to the Board of Directors if (x) either Ailon Z. Grushkin, Richard Biele or Alan Benjamin is terminated as a director or executive officer position held with the Company, without the prior written consent of such respective individual, other than for Cause and (y) the Board of Directors has not, within 30 days of such removal, given notice of termination of this Agreement pursuant to Section 3(b).

ii.
Manager may terminate this Agreement upon 30 days written notice to the Board of Directors if there is a Change in Control of the Company.  For purposes of this Agreement, Change in Control shall mean (i) the acquisition of 50% or more of the then outstanding voting stock of the Company in a single transaction or series of transactions, (ii) members of the incumbent Board of Directors cease to constitute a majority of the Board of Directors without the approval of the remaining members of the Board of Directors or (iii) reorganization, merger or consolidation where all or substantially all holders of the outstanding voting stock of the Company do not, after such reorganization, merger or consolidation, own more than 50% of the then outstanding voting stock of the resulting entity.

d.
Liquidation, Dissolution or Bankruptcy of the Company.  This Agreement shall terminate upon the completion of the dissolution, liquidation, winding-up, bankruptcy, sale of substantially all of the assets, sale of the business or insolvency proceeding commenced by, or on behalf of, the Company.

4.	Effects of Termination.

a.
Company Termination (other than for Cause); Manager Termination.  If (A) Manager is terminated by the Company (other than for Cause) or (B) Manager terminates the Agreement pursuant to Section 3(c) then the Manager shall receive that portion of the Management Fee payable to the effective date of termination plus an additional amount equal to:

i.	one year’s Management Fee calculated based upon (y) an average of the Company’s monthly NMV over the previous twelve (12) month period prior to termination (z) multiplied by twelve (12); or

ii.
in the event that this Agreement is terminated prior to twelve (12) months of service, the Manager shall be entitled to an additional Management Fee calculated based upon (y) an average of the Company’s monthly NMV over the previous months of service (z) multiplied by the number of months of service.

b.
Company Termination for Cause.  If Manager is terminated by the Company for Cause pursuant to Section 3(b), no further payments of the Management Fee shall be paid after the effectiveness of termination under Section 3(b) is given by the Board of Directors to the Manager.

5.	Non-Competition; Confidentiality; Disclosure of Information.

a.
Non–Competition and Non-Solicitation.  Without the prior written consent of the Board of Directors, Manager shall not, and they shall cause their, affiliates to not, directly or indirectly, so long as the Manager is retained hereunder and until the one-year anniversary of any termination of this Agreement:

i.
interfere with, disrupt or attempt to disrupt any then existing relationship, contractual or otherwise, between the Company or its subsidiaries and any of their customers, suppliers, clients, executives, employees, vendors, licensees or business relations or other persons with whom the Company or its subsidiaries deal or in any way disparage the Company to any of the foregoing; or

ii.
solicit for employment, attempt to employ or assist any other entity in employing or soliciting for employment any employee or executive who at the termination date was employed by the Company or its subsidiaries.

b.
Intellectual Property Rights.  Manager hereby acknowledges that any material produced by or upon the instructions of Manger during the term that benefits the Company shall be “works for hire” to the extent applicable and belong to the Company to the extent such materials are in the nature of inventions or other items of intellectual property.  Manager agrees to take any and all steps reasonably requested by the Company to ensure that title thereto shall be fully vested in the Company and agrees to make no claim to personal ownership thereof.

c.
Confidentiality.  During the term of Manager’s retention hereunder and thereafter, and except as required by any court, supervisory authority or administrative agency or as may, in the opinion of Manger’s counsel, be otherwise required by applicable law, Manager shall not, without the consent of the Board of Directors or a person authorized thereby, disclose to any person, other than a then-current employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by them of the obligations hereunder, any confidential or proprietary information of the Company, including any vendor from which the Company purchases, or potentially purchases, indium from, and customers, or potential customers, in which the Company may sell indium to, obtained by them during the term of this Agreement, unless such information has become a matter of public knowledge at the time of such disclosure.

6.	Indemnification.

a.
The Company agrees to indemnify Manager and hold Manager harmless against any and all losses, claims, damages, liabilities and costs (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs of investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which Manager is a party, as and when incurred, directly or indirectly caused by, relating to, based upon or arising out of any work performed by Manager in connection with this Agreement to the full extent permitted by the New York Business Corporation Law and by the Certificate of Incorporation and By-Laws of the Company, as may be amended from time to time.

b.	The indemnification provision of this Section 7 shall be in addition to any obligations which the Company may otherwise have to Manager.

c.
The Company agrees to indemnify Manager and hold Manager harmless against any and all loss of opportunity whereby the value of any of the Company’s assets or value of any particular indium, monetary or currency investment could have been increased, or any decline in value of any of the Company’s assets unless such decline is the result of the Manager’s gross negligence, willful misconduct or willful failure to comply with express directions given by resolution of the Board of Directors or the Company’s stockholders.

d.
If any action, proceeding or investigation is commenced as to which Manager proposes to demand such indemnification, Manager shall notify the Company with reasonable promptness.  Manager shall have the right to retain counsel of Management’s own choice to represent Manager, and the Company shall pay all reasonable fees and expenses of such counsel; and such counsel shall, to the fullest extent consistent with such counsel’s professional responsibilities, cooperate with the Company and any counsel designated by the Company.  The Company shall be liable for any settlement of any claim against Manager made with the Company’s written consent, which consent shall not be unreasonably withheld or delayed, to the fullest extent permitted by the New York Business Corporation Law and the Certificate of Incorporation and By-Laws of the Corporation, as may be amended from time to time.  No such settlement of any claim shall be made by Manager without the written consent of the Company, which consent shall not be unreasonably withheld or delayed.

7.
Notices.  Notices delivered pursuant to this Agreement shall be in writing, and shall be deemed to have been duly given when (a) delivered by hand; (b) sent by facsimile (with receipt confirmed), provided that a copy is promptly thereafter mailed by first-class prepaid certified mail, return receipt requested; (c) received by the addressee, if sent with delivery receipt requested by Express Mail, Federal Express, other express delivery service or first-class prepaid certified mail, in each case to the appropriate addresses and facsimile numbers set forth below, or to such other address(es) or facsimile number(s) as a party may designate as to itself by notice to the other party.

If to the Company:

SMG Indium Resources Ltd.
176 LaGuardia Ave.
Staten Island, New York 10314
Attention: Ailon Z. Grushkin
Facsimile: (215) 933-6953

If to the Manger:

Specialty Metals Group Advisors LLC
176 LaGuardia Ave.
Staten Island, New York 10314
Attention: Ailon Z. Grushkin
Facsimile: (718) 477-4344

In each case, with a copy to:

Ellenoff, Grossman & Schole LLP
150 East 42nd Street
New York, NY 10017
Attention: Barry Grossman
Facsimile:  (212) 370-7889

8.	Governing Law. This Agreement shall be governed by the laws of the State of New York.

9.
Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT UNCONDITIONALLY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, ANY RELATED DOCUMENTS, ANY DEALINGS BETWEEN OR AMONG THEM RELAING TO THE SUBJECT MATTER OF THIS AGREEMENT.

10.
Assignability.  The Company nor the Manager may not assign this Agreement without the prior written consent of the respective party.  Except as provided in Section 1 of this Agreement, in the event that the Manger elects to delegate any of its duties or obligations under this Agreement to any third-party or independent contractor, the Manager shall do so at the Manager’s own expense.

11.
Enforcement, Separability.  It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, in case any provision of this Agreement shall be declared invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  To the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction where this Agreement may be subject to review and interpretation, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, shall be the maximum restriction allowed by the laws of such jurisdiction and such restriction shall be deemed to have been revised accordingly herein.

12.	Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

13.
Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a electronically confirmed facsimile transmission, shall be treated in all manners and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

14.
No Strict Construction.  The parties hereto have participated jointly in the negotiating and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, an no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

15.
Miscellaneous.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes any other agreements entered into between the Manager and the Company prior to the date of this Agreement relating thereto.  This Agreement may not be altered, modified, amended or terminated except by a written instrument signed by each of the parties hereto.  No term or provision hereof shall be deemed waived and no breach consented to or excused, unless such waiver, consent of excuse shall be in writing and signed by the party claimed to have waived, consented or excused.  A consent, waiver or excuse of any breach shall not constitute a consent to, waiver of, or excuse of any other or subsequent breach whether or not of the same kind of the original breach.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SMG INDIUM RESOURCES LTD.

By:
Name: Ailon Z. Grushkin
Title: President

SPECIALTY METALS GROUP
ADVISORS LLC

By:
Name: Ailon Z. Grushkin
Title: Manager

Acknowledged and Agreed:

Richard Biele

Alan Benjamin